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                                                                    EXHIBIT 23.2

         CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in the 1998 Form 10-K/A of CBT Group PLC of our report dated January 30, 1998, on the consolidated financial statements of The ForeFront Group, Inc., and subsidiaries as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, included in the Form S-4 Registration Statement of CBT Group PLC (File No. 333-51159). It should be noted that we have not audited any financial statements of The ForeFront Group, Inc. and subsidiaries subsequent to December 31, 1997, or performed any audit procedures subsequent to the date of our report.

                                          /s/ Arthur Andersen LLP

Houston, Texas
April 30, 1999

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